Exhibit 10(m)
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 24th day of November, 1999, (“Effective Date”) by and between Interphase Corporation and its subsidiaries (the “Corporation”), and Deborah A. Shute (“Executive”).
     WHEREAS, the Corporation desires to enter into an employment agreement with Executive on certain terms and conditions as set forth herein; and
     WHEREAS, Executive is willing to accept such employment on such terms; and
     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:
1.	Employment. The Corporation hereby employs Executive and Executive hereby accepts employment on the following terms and conditions. Executive will be employed by the Corporation as the Vice President of Human Resources. In that capacity, Executive will report directly to the Chief Executive Officer of the Corporation. Executive agrees to review and comply with all policies and procedures in the Corporation’s Employee Handbook.

2.	Term. Executive’s employment with the Corporation will be “At Will”, and thus, either party may terminate the relationship at any time for any reason, subject to the termination provisions in paragraphs 6 and 7. Executive further understands that any reference to dates and/or periods of time in this Agreement, including any reference to rights Executive may have at certain specified dates after her execution of this Agreement, are expressly conditional upon Executive remaining in the employment of the Corporation at the specified time or date and are in no way intended to alter the “At Will” nature of Executive’s employment.

3.	Salary and Other Compensation. As compensation for the services to be rendered by Executive to the Corporation pursuant to this Agreement, Executive shall be paid the following compensation and other benefits:
a)	Salary: $5,000.00 per pay period, of which there are 26 in each calendar year, less deductions as may be required by law. The Corporation reserves the right to: (i) make deductions from Executive’s pay to satisfy any outstanding obligations; and/or (ii) make deductions from Executive’s pay to satisfy any losses resulting from unlawful activities. In each case, deductions to be made only after final adjudication by a court of competent jurisdiction.

b)	Bonus: Executive shall be eligible for an annual bonus based upon the Corporation’s existing Executive Bonus Plan. The maximum annual bonus potential shall be $30,000 if the Corporation and Executive satisfy the criteria for achieving said bonus as outlined in the Executive Bonus Plan. The Corporation reserves the right to: (i) make deductions from Executive’s bonus to satisfy any outstanding obligations; and/or (ii) make deductions from Executive’s bonus to satisfy any losses resulting from unlawful activities.
c)	Office Furnishings: The Corporation agrees to provide office space and furnishings to Executive commensurate with the Corporation’s décor and culture.

d)	Executive Benefit Plans: Executive shall be allowed to participate, to the extent they may be eligible, in any profit sharing, retirement, insurance or other Executive benefit plan maintained by the Corporation. In the event Executive elects to participate in the Corporation’s medical, dental, vision, and life insurance plans, the Corporation will pay the entire cost of such coverage for Executive and her immediate family.

e)	Vacations and Leave: Executive shall be entitled to three (3) weeks of vacation per year, accrued monthly, and six (6) sick days per year, and any other paid leave benefits provided for in the Corporation’s Employee Handbook.
4.	Non-Disclosure of Confidential Information. Executive acknowledges that beginning on Effective Date, the Corporation has and shall continue to provide to Executive, and she will otherwise be making use of, acquiring, and/or adding to special training and confidential information of a special and unique nature and value relating to such matters as the Corporation’s copyrights, proprietary information, trade secrets, systems, product developments, procedures, manuals, confidential reports, lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Corporation, the equipment and methods used and preferred by the Corporation’s customers, and the fees paid by them. Executive further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with the Corporation, the information obtained or received from a third party including, but not limited to, its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures, manuals, and confidential reports, will be treated in the same manner and subject to the same protection as other Confidential Trade Secret Information (as hereinafter defined) of the Corporation.

As a material inducement to the Corporation to enter into this Agreement and to pay Executive the compensation and benefits stated herein and as a condition of employment and continued employment, Executive shall keep confidential all such confidential and proprietary information which Executive has learned or learns or acquires as a result of her employment with the Corporation. By way of example, “Confidential Trade Secret Information” may consist of any idea, process, design, concept, formula, pattern, device, development, customer information or compilation of information which is used in the Corporation’s business, which gives the Corporation an advantage over a competitor who does not know or use it.

Executive agrees that the appropriate remedy for any breach of this paragraph 4 is a suit for injunctive relief and specific performance in any court of competent jurisdiction. Executive agrees that damages for use of any identified Confidential Trade Secret Information in violation of this paragraph 4 shall be 100% of the gross amount of revenue derived from unauthorized use of such information.
5.	Covenants Not to Compete. Executive acknowledges that the confidential information which the Corporation shall provide to her under the terms of paragraph 4 of this Agreement is special and unique, and that the receipt of it by Executive is of benefit and value to her. Executive acknowledges delivery and receipt of such confidential information and specialized training contemporaneously and/or in conjunction with the execution of this Agreement, such confidential information and training being given and delivered to Executive expressly in consideration for her agreement to be bound by the provisions of this Paragraph. Executive also acknowledges that Corporation does not normally disclose such confidential information and takes steps to protect it. Executive further acknowledges that the services he/she is to render to the Corporation are of a special and unusual character with a unique value to the Corporation, the loss of which cannot adequately be compensated by damages in action at law. Accordingly, and expressly in consideration for the Corporation’s agreement in paragraph 4 of this Agreement to provide confidential information to her, Executive agrees that during the term of her employment and for a period of twelve (12) months from the date this Agreement is terminated, for whatever reason:
a)	Executive shall not, directly or indirectly, without the express written consent of the Corporation, solicit or induce, or attempt to solicit or induce, any employee of the Corporation, current or future, to leave or cease their relationship with the Corporation, for any reason whatsoever, or hire any current or future employee of the Corporation.

b)	Executive shall not, directly or indirectly, without the express written consent of the Corporation: (i) engage in any business or activity that is competitive with the business of the Corporation; and/or (ii) be employed by, or provide competitive services or assistance to, a “Competing Business” (hereinafter defined) which would potentially involve, directly or indirectly, the use and/or disclosure of the Corporation’s Confidential Trade Secret Information. For purposes of this Agreement, a Competing Business means any person or firm that offers services or products that are directly competitive with those marketed, offered for sale and/or under any stage of development by the Corporation as of the date of Executive’s separation from employment. If Executive desires to work for a Competing Business in an area that is not competitive with the business of the Corporation, Executive must give written notice to the Chief Executive Officer of the Corporation and obtain her approval that the employment will not violate the terms and conditions of this paragraph 5 before beginning employment with the Competing Business.

c)	Executive will not solicit or attempt to solicit the Corporation’s existing or prospective customers to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by the Corporation as of the date of Executive’s separation from the Corporation. For purposes of this Agreement, existing customers shall mean those persons or firms that the Corporation has made a sale to in the twelve (12) months preceding Executive’s separation from employment; prospective customers shall mean those persons or firms that the Corporation has solicited and/or negotiated to sell the Corporation’s products or services to within the twelve (12) months preceding Executive’s separation from the Corporation.
d)	In the event that any of the provisions of this paragraph 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this paragraph 5 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

e)	Executive agrees that the appropriate remedy for any breach of this paragraph 5 is a suit for injunctive relief and/or specific performance in any court of competent jurisdiction. Executive agrees that the Corporation also has the right to seek damages for any breach of this paragraph 5. The Corporation has sole discretion regarding whether to seek a remedy for breach of this paragraph in a Court of competent jurisdiction and/or through arbitration procedures outlined in paragraph 9.
6.	Termination. This Agreement will terminate as follows:
a)	Death. Executive’s employment hereunder shall automatically terminate upon her death.

b)	Disability. The Corporation may terminate the Executive’s employment hereunder in the event of the Executive’s Disability (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean that, as a result of the Executive’s incapacity due to illness or injury, Executive shall have been absent from her duties under this Agreement on a substantially full-time basis for a period of three (3) or more consecutive months, and thereafter, within thirty (30) days after the Corporation notifies Executive in writing that it intends to replace her, Executive shall not have returned to the performance of such duties on a full-time basis. Should Executive be diagnosed as permanently disabled by her treating physician, the Corporation can terminate her employment without waiting for the expiration of the three-month period. Without limiting the foregoing, until the Corporation terminates Executive’s employment hereunder on account of Disability, the Executive shall receive her full compensation as provided in Paragraph 3 of this Agreement.

c)	By Executive. Executive may resign at any time upon thirty (30) days notice to the Chief Executive Officer of the Corporation.

d)	By the Corporation.
(1)	The Corporation may terminate Executive for any reason or no reason upon thirty (30) days written notice to Executive.

(2)	The Corporation may terminate Executive immediately for Willful Neglect of her duties and responsibilities. For purposes of this Agreement, “Willful Neglect” means (a) any act or course of conduct by the Executive constituting a criminal act or (b) an act by the Executive that is not authorized by the Board of Directors of the Corporation, or a committee thereof, and which results in gain to or personal enrichment of the Executive at the expense of the Corporation, or (c) the commission by the Executive of an act or course of conduct involving moral turpitude, or (d) a breach by Executive of either or both of Paragraphs 4 and 5 of this Agreement, or (e) the Executive’s intentional violation of reasonable written instructions or policies established by the Corporation’s Board of Directors with respect to the operation of the Corporation’s business and affairs, or the Executive’s failure to carry out reasonable written instructions or policies of the Board of Directors, or a material breach (other than a breach of Paragraphs 4 or 5) by the Executive of this Agreement, provided that before a termination of the Executive pursuant to this subsection 10(d)(i)(e) shall be considered for “Willful Neglect”, the Corporation’s Board of Directors must give the Executive written notice and (30) days to cure such violation or failure.
7.	Payment Upon Termination. Notwithstanding any other provision of this Agreement, payments and/or benefits to Executive upon termination shall be as follows, and only as follows:
a)	Upon Death or Disability: Executive shall be entitled to earned, but unpaid salary, pro-rata bonus as determined by the Corporation and vested options.

b)	Upon Resignation by Executive and Upon Termination for Willful Neglect: Executive shall be entitled to her earned, but unpaid salary and vested options.

c)	Upon Termination for Other than Willful Neglect: If the Corporation terminates Executive’s employment for any reason other than Willful Neglect, Executive will be eligible for 6 months of severance pay at her base salary rate, payable in 13 bi-weekly payments consistent with the Corporation’s normal payroll cycle, if and only if she executes a general release of all claims against the Corporation upon separation of her employment with the Corporation. The severance payment, pro-rated bonus as determined by the Corporation, vested options, and accrued vacation will be the only entitlements made to Executive upon separation of her employment with the Corporation. Executive will receive no other monetary payment from the Corporation. Eighty percent of this severance payment will be allocated to Executive’s agreement to abide by the covenant not to compete provisions and nondisclosure requirements contained in paragraphs 4 and 5 of this Agreement. Executive’s obligations under paragraphs 4 and 5 of this Agreement will continue regardless of whether Executive receives a severance payment from the Corporation. To the extent possible, the Executive shall be required to mitigate the amount of any severance payment provided for in this Agreement by seeking other employment or otherwise.

d)	Any amounts of money owed by Executive to the Corporation at the time of termination shall be offset against any wages owed by Corporation to Executive.
8.	Non-Disparagement. Executive agrees that she will not disparage the Corporation, in any manner, upon separation of her employment from the Corporation. Likewise, Corporation agrees that it will not disparage the Employee, in any manner, upon separation of her employment from the Corporation.

9.	Arbitration. Except for the provisions of paragraphs 4 and 5, Executive and Corporation agree that all Disputes, as defined in Article I of the Alternative Dispute Resolution Procedure (the “ADR Procedure”), regarding the termination of employment or other covered Dispute shall be resolved exclusively in accordance with the Corporation’s ADR Procedure. The parties, however, agree that the ADR Procedure does not apply to claims for unemployment compensation benefits or claims by the Corporation for injunctive relief, specific performance, and/or damages as provided for in paragraphs 4 and 5 of this Agreement. Executive represents, warrants and agrees that (a) Executive has received, read and understands the Corporation’s ADR Procedure; (b) Executive must file a claim under the ADR Procedure within one-hundred and eighty (180) days of being notified of the termination or other adverse employment decision; (c) arbitration may be compelled and enforced under the Federal Arbitration Act; (d) any arbitration award is final and binding upon both Executive and the Corporation; (e) the ADR Procedure shall survive the employer-Executive relationship and applies to any Dispute whether it is asserted during or after Executive’s separation of employment; and (f) the ADR Procedure does not alter the parties’ ““At Will”” employment relationship.

10.	Indemnification. If applicable, the Corporation agrees to provide the Executive with coverage under its Director’s and Officer’s liability insurance policy. The Corporation also agrees to indemnify and defend Executive in accordance with the Corporation’s Bylaws.

11.	Resignation Upon Termination. In the event of separation of Executive’s employment with the Corporation, Executive hereby agrees to resign from all positions held in the Corporation, including, without limitation, any position of director, officer, agent, trustee, or consultant of the Corporation.

12.	Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.
13.	Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

14.	Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

15.	Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to Executive at the address hereinafter set forth following Executive’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

16.	Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

17.	Amendments. This Agreement may be amended in writing at any time by mutual consent of the parties hereto. Any purported amendment that is not in writing and signed by the Corporation and Executive is invalid.

18.	Entire Agreement. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation not contained herein shall be of any force or effect.

19.	Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive, and their respective heirs, personal and legal representatives, successors, and assigns.

20.	References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.

21.	Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.
IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the Effective Date.

INTERPHASE CORPORATION	EXECUTIVE

By: /s/ Gregory B. Kalush	By: /s/ Deborah A. Shute
GREGORY B. KALUSH	DEBORAH A. SHUTE
President &	Vice President, Human Resources
Chief Executive Officer

Address for Notice Purposes:	Address for Notice Purposes:
Chief Executive Officer
Interphase Corporation
13800 Senlac Road
Dallas, Texas 75234

ATTACHMENT A
List of Confidential Information
•	Overall corporate strategy

•	Annual Business Plan, Revenue, Expense and Earnings Projections

•	Annual Budgets, Margin Analyses

•	Product Strategy including Marketing Plans and Product Roadmaps

•	Customer and Supplier Lists

•	Pricing Strategy

•	Bills of Materials

•	Telephone Listing of Current Employees